Deloitte
Deloitte & Touche LLP
JPMorgan Chase Tower
2200 Ross Avenue, Suite 1600
D a l l a s , TX 75201-6778 USA
Tel: +1 214 840 7000
www.deloitte.com
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
EMC Mortgage Corporation
We have examined management's assertions, included in paragraphs 1 through 4 in the accompanying Certification
Regarding Compliance with Applicable Servicing Criteria, that EMC Mortgage Corporation (a wholly owned subsidiary of The Bear Steams Companies Inc.) (the "Company") complied with the servicing criteria set forth in
Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions for which the Company acted as servicer involving first and second lien, prime and sub-prime residential mortgage loans, that were completed on or after January 1, 2006 and that were registered with the Securities and
Exchange Commission pursuant to the Securities Act of 1933 (the "Platform") as of and for the year ended December
31, 2007, excluding criteria 1122 (d)(1)(iii), (d)(3)(i)C, (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), and (d)(4)(xv) which management has determined are not applicable to the activities performed by the Company with respect to the
Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of
Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States), and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.
In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2007 for the Platform is fairly stated in all material respects.
/s/ Deloitte & Touche LLP
March 14, 2008